EXHIBIT 10.2

Execution Copy

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

AND

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED

GUARANTEE AND COLLATERAL AGREEMENT

THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT AND FIRST AMENDMENT TO SECOND AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT (this “Amendment”), dated as of June 26, 2019, is made by and among Summit Midstream Holdings, LLC, a limited liability company organized under the laws of Delaware (the “Borrower”), each of the other Loan Parties party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) under the hereinafter-defined Credit Agreement, and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent, the Collateral Agent, the lenders from time to time party thereto (the “Lenders”) and the other parties from time to time party thereto have entered into that certain Third Amended and Restated Credit Agreement, dated as of May 26, 2017 (as amended by that certain First Amendment to Third Amended and Restated Credit Agreement, dated as of September 22, 2017, and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower, the other Loan Parties party thereto from time to time and the Collateral Agent have entered into that certain Second Amended and Restated Guarantee and Collateral Agreement, dated as of May 26, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”);

WHEREAS, the Borrower has requested that the Lenders agree to make certain amendments to the Credit Agreement and the Collateral Agreement; and

WHEREAS, the Lenders party hereto have agreed to such amendments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower, the other Loan Parties party hereto, the Collateral Agent, the Administrative Agent and the undersigned Required Lenders do hereby agree as follows:

1.Amendments to Credit Agreement.

(a)Section 1.01 of the Credit Agreement is hereby amended as follows:

(i)Each of the following definitions are amended and restated in their entirety as follows:

“Excluded Assets” shall mean (a) Equity Interests in any Person (other than (i) the Borrower, any Subsidiary Loan Party, any Wholly Owned Subsidiary or any Included Entity, (ii) the Ohio Joint Ventures, to the extent owned by a Loan Party and (iii) the Double E Joint Venture, to the extent owned by a Loan Party) to the extent not permitted to be pledged by the terms of such Person’s constitutional or joint venture documents (and, to the extent any such prohibition or limitation is removed or the applicable Person has obtained any required consents to eliminate or waive any such restrictions, such Equity Interests shall cease to be Excluded Assets), (b) Equity Interests constituting an amount greater than 65% of the voting Equity Interests of any Foreign Subsidiary or any Domestic Subsidiary substantially all of which Subsidiary’s assets consist of the Equity Interest in “controlled foreign corporations” under Section 957 of the Code, (c) Equity Interests or other assets that are held directly by a  Foreign Subsidiary and (d) any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Section 1(c) or Section 1(d) of the Lanham Act has been filed, solely to the extent that such a grant of a security interest therein prior to such filing would impair the validity or enforceability of any registration that issues from such “intent to use” application.

“Material Project” shall mean the construction or expansion of any capital project by the Borrower, any Restricted Subsidiary or the Double E Joint Venture, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed, or exceeds, $10,000,000.

“Non-Recourse Debt” shall mean Indebtedness (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders of such Indebtedness have been notified in writing that they will not have any recourse to the Equity Interests or other Property of the Borrower or its Restricted Subsidiaries; provided, that the Borrower or any Restricted Subsidiary may pledge the Equity Interests it owns in any Subsidiary that is not (x) a Restricted Subsidiary, (y) an Included Entity or (z) the Double E Joint Venture in order to secure such Indebtedness.

“Other Entity Unadjusted EBITDA”  shall mean, for any Person for any period, the EBITDA for such Person for such period, determined in accordance with the definition of EBITDA mutatis mutandis for such Person but without including, in each case for such period, (a) any Material Project EBITDA Adjustments, (b) any EBITDA attributable to an Included Entity, (c) any Specified Equity Contribution, (d) any adjustments related to the Ohio Joint Ventures described in (i) clause (e)(ii) of the definition of “Consolidated Net Income” or (ii) the last paragraph of the definition of “EBITDA” or (e) any adjustments related to the Double E Joint Venture described in (i) clause (e)(iii) of the definition of “Consolidated Net Income” or (ii) the last paragraph of the definition of “EBITDA”.

“Unadjusted EBITDA” shall mean, for any period, the EBITDA for such period, determined without including any Material Project EBITDA Adjustments, any EBITDA attributable to an Included Entity, any Specified Equity Contribution, any EBITDA attributable to any Ohio Joint Venture, any EBITDA attributable to the Double E Joint Venture or any EBITDA attributable to any payment described in clause (e) of the definition of “Consolidated Net Income”, in each case for such period.

(ii)By adding the following defined terms in appropriate alphabetical order:

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.26.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Double E Construction Management Agreement” shall mean that certain Construction Management Agreement, dated as of June 26, 2019, by and between Summit Midstream Permian II, LLC, a Delaware limited liability company, and the Double E Joint Venture.

“Double E Contribution Agreement” shall mean that certain Contribution Agreement, dated as of June 26, 2019, by and among Summit Permian Transmission, LLC, a Delaware limited liability company, ExxonMobil Permian Double E Pipeline LLC, a Delaware limited liability company, and the Double E Joint Venture.

“Double E Guaranty” shall mean that certain Guaranty Agreement, dated as of June 26, 2019, by the MLP Entity in respect of the Double E Joint Venture.

“Double E Joint Venture” shall mean Double E Pipeline, LLC, a Delaware limited liability company.

“Double E Joint Venture Conditions” shall mean, (a) at all times in the relevant calculation period, (i) the Double E Joint Venture does not at any time incur or have, (x) in the aggregate, greater than U.S.$20.0 million of indebtedness for borrowed money or (y) material Liens other than Liens permitted by the limited liability company agreement of the Double E Joint Venture in existence on the Second Amendment Effective Date; provided that no Loan Party, in its role as member or manager of the Double E Joint Venture, shall vote to approve any Lien on any assets of the Double E Joint Venture if the imposition or existence of such Lien would result in Liens approved pursuant to this proviso in excess of U.S.$20.0 million at any time on assets of the Double E Joint Venture in the aggregate, (ii) the Equity Interests of the Double E Joint Venture that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary (other than any preferential rights to dividends or other distributions set forth in the Double E LLC Agreement as in effect on the Second Amendment Effective Date), (iii) the Borrower’s and each applicable Restricted Subsidiary’s Equity

Interests in the Double E Joint Venture are pledged in accordance with the Collateral and Guarantee Requirement and (iv) the Borrower or a Restricted Subsidiary shall own Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Second Amendment Effective Date) (but in no event to be less than a 20% Percentage Interest (as defined in the Double E LLC Agreement as in effect on the Second Amendment Effective Date)) and (b) none of the Borrower or any Restricted Subsidiary has taken any action that would result in a breach of Section 6.09(f) at any time prior to the date of determination.

“Double E Joint Venture Distribution Amount” shall have the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Double E LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of the Double E Joint Venture, dated as of June 26, 2019.

“Double E Operations and Maintenance Agreement” shall mean that certain Operations and Maintenance Agreement, dated as of June 26, 2019, by and between Summit Midstream Permian II, LLC, a Delaware limited liability company, and the Double E Joint Venture.

“Double E Transaction Documents” shall mean the Double E Contribution Agreement, the Double E LLC Agreement, the Double E Construction Management Agreement, the Double E Operations and Maintenance Agreement and the Double E Guaranty.

“Initial Adjusted EBITDA Calculation” shall have the meaning assigned to such term in the definition of “EBITDA”.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.26.

“Second Amendment” shall mean that certain Second Amendment to Third Amended and Restated Credit Agreement, dated as of June 26, 2019, by and among the Borrower, the Subsidiary Loan Parties, the MLP Entity, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

“Second Amendment Effective Date” shall mean the first date on which all of the conditions specified in Section 4 of the Second Amendment have been satisfied.

“Supported QFC” shall have the meaning assigned to such term in Section 9.26.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.26.

(iii)The definition of “Collateral and Guarantee Requirement” in the Credit Agreement is amended by amending and restating sub-clause (d) thereof in its entirety as follows:

“(d)  all Equity Interests of (i) each Loan Party (other than the MLP Entity), (ii) each Included Entity and (iii) each Ohio Joint Venture and the Double E Joint Venture (in the case of this clause (iii), to the extent directly owned by any Loan Party) shall have been pledged (or shall be pledged concurrently with the actions making such Equity Interests subject to this provision) in accordance with the Collateral Agreement, except, in each case, to the extent that a pledge of such Equity Interests is not permitted under Section 9.21, and the Collateral Agent shall have received (or shall receive concurrently with the actions making such Equity Interests subject to this provision) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, or shall have otherwise received a security interest over such Equity Interests satisfactory to the Collateral Agent;”

(iv)The definition of “Consolidated Net Income” in the Credit Agreement is amended by amending sub-clause (e) by amending and restating (e)(i) in its entirety as follows, adding “and” at the end of (e)(ii) and inserting a new (e)(iii) as follows:

“(i)any Person that is not (A) a Restricted Subsidiary, (B) an Ohio Joint Venture, (C) an Included Entity or (D) the Double E Joint Venture, or that is accounted for by the equity method of accounting,”

“(iii)the Double E Joint Venture (such amount for such period is hereinafter referred to as the “Double E Joint Venture Distribution Amount”); provided, that (A) the inclusion of this clause (e)(iii) for such calculation period is subject to the final sentence in the definition of “EBITDA”, (B) the Double E Joint Venture Distribution Amount for any quarter shall include cash dividends, cash distributions and other payments paid in cash to (or converted into cash by) the Borrower or a Restricted Subsidiary pursuant to this clause (e)(iii) in respect of such period whether such amount was actually received during the period or thereafter, but only to the extent received prior to the date of calculation, and (C) the Double E Joint Venture Conditions shall be satisfied for such calculation period; provided, further, that in no event shall any distribution by the Double E Joint Venture of the Exxon Equity Option Price (as defined in the Double E LLC Agreement on the Second Amendment Effective Date) to the Borrower or any Restricted Subsidiary be included in Consolidated Net Income for any calculation period,”

(v)The definition of “EBITDA” in the Credit Agreement is amended by amending and restating the last paragraph thereof in its entirety as follows:

“For each calculation period, in order to determine EBITDA for such period, the Borrower shall make two separate calculations of EBITDA, with the first (x) to include in such calculation an amount equal to the Ohio Joint Venture Aggregate EBITDA for such calculation period, but excluding the Ohio Joint Venture Distribution Amount for such calculation period; provided, that (A) the sum of (i) all Material Project EBITDA Adjustments for such calculation period, (ii) all EBITDA for such calculation period that is attributable to Included Entities, (iii) all payments described in clause (e)(i) of the definition of “Consolidated Net Income” included in EBITDA for such calculation period and (iv) the Ohio Joint Venture Aggregate EBITDA for such calculation period shall not exceed 30% of Unadjusted EBITDA for such period and, for the avoidance of doubt, if the sum of clauses (i) through (iv) of this clause (A) exceeds 30% of Unadjusted EBITDA for such period, the calculated amount pursuant to this clause (A) shall be deemed to be the amount equal to 30% of Unadjusted EBITDA (such amount calculated pursuant to clause (A) means the “Initial Adjusted EBITDA Calculation”) and (B) the sum of (i) the Initial Adjusted EBITDA Calculation for such calculation period and (ii) the Double E Joint Venture Distribution Amount for such calculation period shall not exceed 50% of Unadjusted EBITDA for such period and, for the avoidance of doubt, if the sum of clauses (i) and (ii) of this clause (B) exceeds 50% of Unadjusted EBITDA for such period, the calculated amount pursuant to this clause (x) shall be deemed to be the amount equal to 50% of Unadjusted EBITDA (such amount calculated pursuant to this clause (x) means the “Proportional EBITDA Amount”), and the second (y) to include in such calculation the Ohio Joint Venture Distribution Amount for such calculation period, but excluding the Ohio Joint Venture Aggregate EBITDA for such calculation period; provided, that the sum of (i) the Ohio Joint Venture Distribution Amount for such calculation period, (ii) the Double E Joint Venture Distribution Amount for such calculation period and (iii) the amount of Material Project EBITDA

Adjustment attributable to the Double E Joint Venture, pursuant to clause (a)(ii) of the definition of Material Project EBITDA for such calculation period shall not exceed 50% of Unadjusted EBITDA for such period and, for the avoidance of doubt, if the sum of the foregoing clauses (i) through (iii) exceeds 50% of Unadjusted EBITDA for such period, the calculated amount pursuant to this clause (y) shall be deemed to be the amount equal to 50% of Unadjusted EBITDA (such amount calculated pursuant to this clause (y) means the “Distribution EBITDA Amount”).  The EBITDA of the Borrower for such calculation period shall be the greater of (A) Proportional EBITDA Amount for such calculation period and (B) the Distribution EBITDA Amount for such calculation period.”

(vi)The definition of “Material Project EBITDA Adjustment” in the Credit Agreement is amended by amending and restating clause (a) thereof in its entirety as follows:

“(a)prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) of an amount to be approved by Administrative Agent as the projected EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on (i) forecasted income to be derived from binding contracts less appropriate direct and indirect costs to realize such income and (ii) in the case of the Double E Joint Venture for any period for which the Double E Joint Venture Conditions are satisfied, forecasted distributions to be made by the Double E Joint Venture to the Borrower or a Restricted Subsidiary (calculated based upon the Borrower’s ownership interest in the Double E Joint Venture as of the date of determination)), which amount may, at Borrower’s option, be added to actual EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer):  (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and”

(vii)The definition of “Unrestricted Subsidiary” in the Credit Agreement is amended by amending and restating clauses (a) and (d) thereof in their entirety as follows:

“(a)that is designated by the Borrower as an Unrestricted Subsidiary in a written notice provided to the Administrative Agent (which such notice shall include a certification by a Responsible Officer of the Borrower that (i) both before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, and (ii) such designation complies with all requirements set forth in this definition, including that (x) at the time such Subsidiary is being designated as an Unrestricted Subsidiary, the Borrower or any of its Restricted Subsidiaries are permitted to make Investments pursuant to the terms of Section 6.04(a)(i), 6.04(i), 6.04(k) or 6.04(t), as applicable, in an amount equal to the Investments previously made in the Subsidiary being designated an Unrestricted Subsidiary and that have not been repaid by such Subsidiary as dividends or distributions to any Loan Party, and (y) the amount of such Investments previously made by the Borrower or any of its Restricted Subsidiaries in such Subsidiary being designated an Unrestricted Subsidiary during the period from the Restatement Date to the applicable date of determination, and that have not been repaid via dividend or distribution to the Borrower or a Restricted Subsidiary, shall be included in the calculation of the aggregate amount of Investments permitted under Section 6.04(a)(i), 6.04(i), 6.04(k) and 6.04(t)).”

“(d)that after giving effect to such designation, as to which (i) neither the Borrower nor any Restricted Subsidiary has or would have any direct or indirect obligation for any obligation or liability of such Unrestricted Subsidiary, and (ii) neither the Borrower nor any Restricted Subsidiary is required to maintain or preserve such Unrestricted Subsidiary’s financial condition or to cause such Person to achieve any specified levels of operating results, other than, in the case of clauses (i) and (ii), Guarantees that are permitted under Section 6.01 and Section 6.04 by the Borrower or any Restricted Subsidiary of obligations of any Unrestricted Subsidiary and other than (except in the case of any Included Entity or the Double E Joint Venture) the pledge by the Borrower or any Restricted Subsidiary of its Equity Interests in such Unrestricted Subsidiary to support Non-Recourse Debt of such Unrestricted Subsidiary.”

(b)Section 1.02 of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof as follows:

“Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change to GAAP occurring after the Restatement Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on February 25, 2016, or any other updates or proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or such similar arrangement) was not required to be so treated under GAAP as in effect on the Restatement Date.”

(c)Section 1.05 is hereby added to the Credit Agreement as follows:

“ Section 1.05Divisions.  For all purposes under the Loan Documents, in connection with any division under Delaware law (or any comparable event under a different requirement of any Governmental Authority): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.”

(d)Section 5.10(g) of the Credit Agreement is hereby amended and restated as follows:

“(g)In the case of any Loan Party, furnish to the Collateral Agent (A) prompt written notice of any change in such Loan Party’s corporate or organization name or organizational identification number or other change that may have an effect on the “know your customer”, U.S.A. PATRIOT ACT or Beneficial Ownership Regulation disclosures delivered in connection with this Agreement or any other Loan Document; (B) prior written notice of any change in such Loan Party’s identity or organizational structure; provided, that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties; and (C) promptly upon the request thereof, any change, to the Borrower’s knowledge, in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent or any Lender that would result in a change to the list of beneficial owners identified in such certification, as from time to time reasonably requested by the Administrative Agent or any Lender.”

(e)Section 6.04 of the Credit Agreement is hereby amended by deleting the word “and” at the end of Section 6.04(r), replacing the “.” at the end of Section 6.04(s) with “; and” and inserting a new Section 6.04(t) as follows:

“(t)Investments in the Double E Joint Venture constituting (i) the contribution to the Double E Joint Venture on the Second Amendment Effective Date of the assets contemplated by the Double E Contribution Agreement and (ii) additional Investments therein after the Second Amendment Effective Date; provided, in the case of sub-clause (ii), that immediately before such Investment and after giving effect thereto, (A) Liquidity is greater than U.S.$20.0 million, (B) the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries and (C) no Default or Event of Default shall have occurred and be continuing or would result therefrom.”

(f)Section 6.07 of the Credit Agreement is hereby amended by deleting the word “and” at the end of Section 6.07(b)(xii), replacing the “.” at the end of Section 6.07(b)(xiii) with “,” and inserting new Sections 6.07(b)(xiv) and (b)(xv) as follows:

“(xiv)any transaction that is permitted under affiliate fairness rules (or similar requirements) of FERC or any other Governmental Authority that regulates any Loan Party or any Subsidiary thereof, and

(xv)transactions pursuant to the Double E Transaction Documents as in effect on the Second Amendment Effective Date, to the extent not otherwise prohibited hereunder; provided, however, that all transactions pursuant to the Double E Operations and Maintenance Agreement and the Double E Construction Management Agreement (each as in effect on the Second Amendment Effective Date) shall be on commercially reasonable economic terms, as determined in good faith by a Financial Officer of the Borrower.”

(g)Section 6.09(f) is hereby added to the Credit Agreement as follows:

“(f)To the extent adverse to the Lenders, consent to or vote in favor of material amendments or modifications to (i) the Double E Joint Venture’s distribution policies, (ii) the ability of the Double E Joint Venture to incur Indebtedness and Liens (other than to the extent permitted under the definition of “Double E Joint Venture Conditions”), (iii) the ability of the Borrower or a Restricted Subsidiary to pledge the Equity Interests in the Double E Joint Venture as Collateral securing the Obligations, (iv) the voting provisions in the Double E Joint Venture’s relevant constitutional documents (other than any amendment or modification thereto so long as the Borrower or a Restricted Subsidiary owns Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Second Amendment Effective Date)) or (v) the change of control provisions in the Double E Joint Venture’s relevant constitutional documents.”

(h)Section 9.18(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 9.18 Release of Liens and Guarantees.  (a) In the event that (i) the Borrower or any Subsidiary Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets (including the Equity Interests of any of its Subsidiaries) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents (other than any sale or conveyance of any assets to Eddy County in connection with the IRB Transactions) or (ii) any Restricted Subsidiary becomes an Unrestricted Subsidiary (other than any Included Entity, any Ohio Joint Venture or the Double E Joint Venture), then, in any of such cases, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s sole cost and expense to release any Liens created by any Loan Document in respect of such Equity Interests, Subsidiary Loan Party or assets that are the subject of such disposition, release any Liens created by any Loan Document in respect of Equity Interests of any Restricted Subsidiary that becomes an Unrestricted Subsidiary (other than any Included Entity, any Ohio Joint Venture or the Double E Joint Venture) and release any Guarantees of the Obligations and release any Liens granted to secure the Obligations, in each case by a Person that ceases to be a Subsidiary of the Borrower or ceases to be a Subsidiary Loan Party as a result of a transaction described above. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or assets are so conveyed, sold, leased, assigned, transferred or disposed of.  Any sale or conveyance of any assets to Eddy County in connection with the IRB Transactions shall be subject to all Liens thereon created under the Loan Documents, and such Liens created under the Loan Documents shall continue in effect after such sale or conveyance.”

(i)The following Section 9.26 is hereby added to the Credit Agreement as follows:

“Section 9.26  Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.”

2.Amendments to Collateral Agreement.

(a)Section 3.01 of the Collateral Agreement is amended by amending and restating clause (a)(ii) thereof in its entirety as follows:

“(ii) any other Equity Interests owned in the future by such Pledgor and issued by the Borrower, a Subsidiary Loan Party, an Included Entity, an Ohio Joint Venture or the Double E Joint Venture;”

(b)Section 3.03(e) of the Collateral Agreement is hereby amended by amending and restating clauses (i) and (ii) thereof in its entirety as follows:

“(i) the Pledged Collateral (other than Pledged Collateral consisting of Equity Interests in any Ohio Joint Venture and the Double E Joint Venture) is and will continue to be freely transferable and assignable and (ii) none of the Pledged Collateral (other than Pledged Collateral consisting of Equity Interests in any Ohio Joint Venture and the Double E Joint Venture) is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder.”

3.Designation of Unrestricted Subsidiary.  The Borrower hereby designates the Double E Joint Venture as an Unrestricted Subsidiary under the Credit Agreement (as hereby amended).  Such designation complies with all requirements set forth in the definition of “Unrestricted Subsidiary” in the Credit Agreement, including that:

(a)both before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing;

(b)at the time of such designation, the Borrower or any of its Restricted Subsidiaries are permitted to make Investments pursuant to the terms of Section 6.04(t) of the Credit Agreement in an amount equal to the Investments previously made in the Double E Joint Venture hereby and that have not been repaid by the Double E Joint Venture as dividends or distributions to any Loan Party;

(c)the amount of such Investments previously made by the Borrower or any of its Restricted Subsidiaries in the Double E Joint Venture during the period from the Restatement Date to the date hereof, and that have not been repaid via dividend or distribution to the Borrower or a Restricted Subsidiary, shall be included in the calculation of the aggregate amount of Investments permitted under Section 6.04(t) of the Credit Agreement;

(d)after giving effect to such designation, the Double E Joint Venture will have no Indebtedness other than Non-Recourse Debt and Indebtedness that is guaranteed pursuant to Section 6.01(p) of the Credit Agreement;

(e)except as not prohibited by Section 6.07 of the Credit Agreement, after giving effect to such designation the Double E Joint Venture is not party to any transaction with the Borrower or any Restricted Subsidiary; and

(f)after giving effect to such designation, (i) neither the Borrower nor any Restricted Subsidiary has or would have any direct or indirect obligation for any obligation or liability of the Double E Joint Venture and (ii) neither the Borrower nor any Restricted Subsidiary is required to maintain or preserve the Double E Joint Venture’s financial condition or to cause the Double E Joint Venture to achieve any specified levels of operating results, other than, in the case of clauses (i) and (ii), Guarantees that are permitted under Sections 6.01 and 6.04 of the Credit Agreement by the Borrower or any Restricted Subsidiary of obligations of the Double E Joint Venture.

4.Conditions Precedent.  This Amendment shall become effective as of the Second Amendment Effective Date provided that each of the following conditions is satisfied (or waived by (a) Required Lenders and (b) each other Person required to consent to such waiver pursuant to and in accordance with Section 9.08 of the Credit Agreement):

(a)The Administrative Agent (or its counsel) shall have received from the Borrower, the other Loan Parties party hereto and the Required Lenders either (x) an original counterpart of this Amendment signed on behalf of such party or (y) evidence satisfactory to the Administrative Agent (which may include a facsimile copy or PDF copy of each signed signature page) that such party has signed a counterpart of this Amendment.

(b)The Administrative Agent shall have received, to the extent invoiced, all amounts due and payable pursuant to the Credit Agreement and Loan Documents on or prior to the Second Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees and expenses of Sidley Austin LLP, counsel to the Administrative Agent) that are required to be reimbursed or paid by the Borrower under the Credit Agreement, hereunder or under any Loan Document.

(c)The Administrative Agent shall have received (i) evidence that all Equity Interests in the Double E Joint Venture owned by the Borrower or a Restricted Subsidiary as of the Second Amendment Effective Date have been pledged pursuant to the Collateral Agreement and (ii) all certificates or other instruments (if any), together with stock powers or other instruments of transfer, with respect to such Equity Interests in the Double E Joint Venture.

(d)The representations and warranties in Section 5 shall be true and correct in all material respects as of the date hereof.

(e)The Double E Transaction Documents shall be effective substantially contemporaneously with this Amendment.

The Administrative Agent shall notify the Borrower and the Lenders of the Second Amendment Effective Date, and such notice shall be conclusive and binding absent manifest error.

5.Representations and Warranties.  Each Loan Party represents and warrants to the Administrative Agent and each of the Lenders that:

(a)all of the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date in which case they shall have been true and correct in all material respects (except for any representation and warranty that is qualified by materiality or Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of such earlier date, except that the representations and warranties contained in Section 3.05 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 5.04(a) and (b) of the Credit Agreement, respectively;

(b)no Default or Event of Default has occurred and is continuing as of the date hereof under any Loan Document;

(c)this Amendment is within such Loan Party’s organizational powers and has been duly authorized by all necessary organizational action on the part of such Loan Party;

(d)this Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable laws affecting creditors’ rights generally and subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing; and

(e)this Amendment will not violate any applicable law in any material respect, will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Loan Party or its property, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect.

6.Ratification.  Except as expressly amended hereby, the Loan Documents shall remain in full force and effect.  The Credit Agreement, as hereby amended, and all rights and powers created thereby or thereunder and under the other Loan Documents are in all respects ratified and confirmed and remain in full force and effect. The Collateral Agreement, as hereby amended, and all rights and powers created thereby or thereunder are in all respects ratified and confirmed and remain in full force and effect.

7.Reaffirmation of Collateral Documents.  In connection with this Amendment, each Loan Party party hereto, as debtor, grantor, pledgor, guarantor, or another similar capacity in which such Loan Party grants Liens or security interests or otherwise acts as a guarantor, joint or several obligor or other accommodation party, as the case may be, in each case under the Collateral Documents heretofore executed and delivered in connection with or pursuant to the Credit Agreement (as such Collateral Documents may have been heretofore, or are hereby, amended, restated, supplemented or otherwise modified), hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under such Collateral Documents to which it is a party, (b) to the extent such Loan Party granted Liens on or security interests in any of its properties pursuant to such Collateral Documents, hereby ratifies and reaffirms such grant of security and confirms that such Liens and security interests continue to secure the Secured Obligations (as defined in the Collateral Agreement) thereunder and (c) to the extent such Loan Party guaranteed, was joint or severally liable, or provided other accommodations with respect to, the Obligations or any portion thereof, hereby ratifies and reaffirms such guaranties, liabilities and other accommodations.

8.Definitions and References.  Any term used in this Amendment that is defined in the Credit Agreement shall have the meaning therein ascribed to it.  The terms “Agreement” ,“Credit Agreement” and “Collateral Agreement” as used in the Loan Documents or any other instrument, document or writing furnished to the Administrative Agent, the Collateral Agent or the Lenders by the Borrower and referring to the Credit Agreement or the Collateral Agreement, as applicable, shall mean the Credit Agreement as hereby amended or the Collateral Agreement as hereby amended, as applicable.

9.Miscellaneous.  This Amendment (a) shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and the Lenders and their respective successors and assigns (provided, however, no party may assign its rights hereunder except in accordance with the Credit Agreement); (b) may be modified or amended only in accordance with the Credit Agreement; (c) may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement; and (d) together with the other Loan Documents, embodies the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.  Delivery of an executed counterpart of a signature page to this Amendment by telecopy or as an attachment to an email shall be effective as delivery of a manually executed counterpart of this Amendment.

10.Loan Document.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, the Administrative Agent or the Collateral Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.

11.Governing Law.   This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Pages Follow]

The parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWER:

SUMMIT MIDSTREAM HOLDINGS, LLC

By:	/s/ Marc Stratton
	Name:	Marc Stratton
	Title:	Executive Vice President and Chief Financial Officer

OTHER LOAN PARTIES:

SUMMIT MIDSTREAM PARTNERS, LP

By:	Summit Midstream GP, LLC, its general partner

By:	/s/ Marc Stratton
	Name:	Marc Stratton
	Title:	Executive Vice President and Chief Financial Officer

DFW MIDSTREAM SERVICES LLC

SUMMIT MIDSTREAM FINANCE CORP.

GRAND RIVER GATHERING, LLC

RED ROCK GATHERING COMPANY, LLC

BISON MIDSTREAM, LLC

POLAR MIDSTREAM, LLC

EPPING TRANSMISSION COMPANY, LLC

SUMMIT MIDSTREAM MARKETING, LLC

SUMMIT MIDSTREAM PERMIAN, LLC

MEADOWLARK MIDSTREAM COMPANY, LLC

SUMMIT MIDSTREAM UTICA, LLC

SUMMIT MIDSTREAM PERMIAN FINANCE CORP.

SUMMIT MIDSTREAM NIOBRARA, LLC

SUMMIT MIDSTREAM PERMIAN II, LLC

Signature Pages – SMLP Second Amendment

SUMMIT PERMIAN TRANSMISSION, LLC

By:	/s/ Marc Stratton
	Name:	Marc Stratton
	Title:	Executive Vice President and Chief Financial Officer

SUMMIT MIDSTREAM OPCO, LP

By:	Summit midstream marketing, llc, its general partner

By:	/s/ Marc Stratton
	Name:	Marc Stratton
	Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Brandon Kast
Name:	Brandon Kast
Title:	Director

Signature Pages – SMLP Second Amendment